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                                                                    EXHIBIT 14.1

                       CODE OF BUSINESS CONDUCT AND ETHICS

RealNetworks, Inc. ("Real") is committed to employing great people, treating each other with respect, and strictly adhering to the highest ethical and legal principles in its business activities. Real expects the individual actions of its employees at all levels to be consistent with this commitment. Employees are expected to treat each other with consideration and respect and are not permitted to engage in conduct which is hostile, antagonistic or offensive to another employee. The following paragraphs represent guidelines that will help create a great environment at Real. We want Real to be a work place that is open, respectful and safe. In all employee activities on behalf of Real, employees must display honesty, integrity, good judgment and common sense. Employees who do not meet this commitment or engage in practices inconsistent with common sense rules of conduct will be disciplined up to and including termination of employment. Real employees should remember, however, that their employment is "at will" and may be terminated by the employee or by Real at any time for the convenience of either party.

Each employee, officer and director of Real is personally responsible for reading, understanding and complying with this Code of Business Conduct and Ethics. If Real management finds that the conduct of an employee violates the standards contained in this Code of Business Conduct and Ethics or adversely affects the employee's performance, that of other employees, or Real's legitimate business interests, the employee will be subject to disciplinary measures, which may include dismissal.

Ethics

Real and each of its employees, wherever they may be located, must conduct their affairs with uncompromising honesty and integrity. You have an obligation to Real and its shareholders of responsible stewardship of Real's assets and resources and the protection of its reputation in the wider community.

Real's reputation for integrity and business ethics should never be taken for granted. To maintain that reputation, you must comply with all provisions of Real's Code of Business Conduct and Ethics and exercise good judgment in your decisions and actions.

Employees are expected to be honest, ethical, fair and respectful in dealing with each other, with customers, partners, vendors and all other third parties. Real is committed to the maximum utilization of its employees' abilities and to the principles of equal employment opportunity. You are expected to alert management whenever an illegal, dishonest or unethical act is discovered or suspected. You will never be penalized for reporting in good faith your discoveries or suspicions. Please see the section of this Code of Business Conduct and Ethics entitled "Procedures for the Receipt, Retention and Treatment of Complaints Regarding Accounting, Internal Accounting Controls or Auditing Matters" which describes our whistleblower process enabling you to make anonymous and confidential complaints.

You must never make misrepresentations or dishonest statements to anyone. Any actual or perceived misunderstandings must be promptly corrected. Honesty based on clear communication is integral to ethical behavior.

Real conducts its affairs consistent with the applicable laws and regulations of the countries in which it does business. Business practices, customs and laws differ from country to country. When conflicts arise between Real's ethical practices, and the practices, customs, and the laws of


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a country, Real seeks to resolve them consistent with its ethical beliefs and with the applicable law.

General Prohibition of Harassment

Real has been and will continue to be committed to providing a work environment free from unlawful discrimination or harassment. Actions, words, jokes or comments based on an employee's race, religion, color, national origin, citizenship, marital status, sex, age, sexual orientation, Vietnam Era veteran status or disabled veteran status, or the presence of a physical, mental or sensory disability, or any other legally protected characteristic will not be tolerated at Real. All complaints of harassment will be investigated promptly and impartially, and you are required to cooperate in any investigation. You are responsible for creating an atmosphere free of harassment, sexual or otherwise. You are responsible for respecting the rights of your co-workers and strictly adhering to the letter and spirit of this policy. Real prohibits inappropriate conduct which it considers to be harassment, even if it does not rise to the level of illegal behavior. Any employee who violates this policy will be subject to immediate disciplinary action up to and including termination.

If an investigation shows that any manager or employee has engaged in unlawful harassment or discrimination, or other inappropriate conduct that may appear to be harassment, Real will take appropriate disciplinary action or corrective measures, which may include mandatory counseling, verbal or written warning, suspension, demotion or termination of employment.

Harassment is a form of inappropriate conduct which undermines the integrity of the employment relationship and which may amount to discrimination in violation of the law. Under this Policy, harassment means any unwelcomed and inappropriate conduct which has the purpose or effect of interfering with an employee's job placement, performance, advancement, or any other term or condition of employment, or which has the purpose or effect of creating an intimidating, hostile or offensive work environment.

Examples of prohibited harassment include derogatory comments, slurs, epithets, inappropriate jokes, innuendoes, negative stereotyping, cartoons, pranks, display in the workplace of offensive materials, or other physical, verbal or visual conduct that is based on an employee's sex, race, color, creed, religion, ethnicity, national origin, age, disability, citizenship, veteran's status, sexual orientation, marital status or other legally protected characteristic.

Sexual harassment does not mean occasional compliments of a socially acceptable nature. Rather, it refers to unwelcome, deliberate or repeated unsolicited sexual advances, requests for sexual favors and other behavior of a sexual nature that has the purpose or effect of interfering with an applicant's or employee's job placement, performance or advancement or any other term or condition of employment, or creating an intimidating, hostile or offensive work environment. Even conduct that is intended to be "innocent" may still constitute sexual harassment if the recipient of that conduct reasonably perceives it to be otherwise. Real will not condone, under any circumstances, sexual harassment by any member of its management team, its company officers, or any other employee or customers or suppliers.

Examples of behavior which may constitute a violation of this policy include, but are not limited to:

      - Unwelcome, deliberate or repeated unsolicited verbal comments, jokes, epithets, slurs or stories of a sexual nature


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      -     Offensive physical contact, gestures, assault, or any physical interference with work or movement

      - Offensive graphic communications such as photographs, cartoons, posters, documents (including letters, poems, etc.) and drawings

      - Implicit or explicit unwelcome sexual advances, requests for sexual favors or repeated unwelcome expressions of sexual interest

      - Downloading, copying, viewing, discussing or circulating adult content other than as required to perform job duties

      - Making derogatory comments of a sexual or gender-based nature, or posting sexual images or pictures in the workplace

Such conduct is specifically prohibited by Real, even if it does not rise to the level of illegal sexual harassment under the law. This policy is not meant to interfere with or discourage friendships among employees. However, employees must be sensitive to acts or conduct which may be considered offensive by other employees and must refrain from engaging in such conduct.

Employees have the right to be free from harassment on the job from visitors, customers, business affiliates, contractors, suppliers, temporary workers, co-workers, and management. Any harassment is unacceptable in the workplace or in any other setting where business is conducted or which could reasonably affect the work environment, such as business trips, client sites and business social events.

If you believe you are being harassed or if you observe someone else being harassed, you must notify any one of these people: your manager (if that is comfortable), your manager's manager, your HR Account Manager, Vice President of Human Resources or the Legal Department. Notification may be in-person, by telephone or in writing. If you feel your concern is not addressed, you may also notify any officer of Real. They will take the appropriate steps to ensure that an appropriate investigation is conducted and any necessary corrective action is taken. All information will be kept confidential to the extent possible and to the extent consistent with Real's need to investigate.

Retaliation against an employee or co-worker because he/she has made a complaint of harassment, has cooperated with the investigation of a complaint, or has failed to respond to sexual advances is a violation of Real's policy and is strictly prohibited. Examples of conduct which may constitute improper retaliation include, but are not limited to, treating the employee who has made a complaint of harassment differently or otherwise taking action against that employee because they have made a complaint. If you believe you have been subjected to harassment or retaliation in violation of this policy, or if you observe that another employee has been subjected to such retaliation or harassment, you are expected and required to report the matter immediately by using the reporting procedure.

It may be necessary for employees in certain positions to occasionally view adult content in performing their job responsibilities for Real. Any employee who is required to work with this content in the course of their employment shall do so in full compliance with all guidelines relating to adult content as well as this harassment policy.

Conflicts of Interest

In the context of your employment, you should always act in the best interests of Real. You may not engage in any activity or maintain any financial interest that might interfere, or appear to interfere, with the independent exercise of your judgment and the performance of your


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responsibilities. You must never allow business dealings on behalf of the Real be influenced - or even appear to be influenced by personal or family interests. For example, you may not influence, either directly or indirectly, any Real dealings with any suppliers with whom you have a personal or financial relationship.

You must also avoid outside activities that are so substantial that they interfere with your ability to perform your job. It is a conflict of interest to serve as a director of any entity that competes with Real, and you must first notify your manager and Human Resources and obtain approval from Real's General Counsel before serving on the Board of Directors of another entity.

You may not accept stock in another company (before or after it is publicly traded), including friends and family programs where a conflict of interest or interference with the exercise of your judgment on behalf of Real is or may appear to be created. This conflict could arise if Real is a customer, supplier, partner or other business whose relationship with Real is influenced by you.

You may not give or accept inappropriate gifts, excessive entertainment, or any payments or other rewards to/from vendors or customers. A gift is allowed if it is unsolicited, inexpensive ($100.00 or less) and not given to influence your judgment.

If you find yourself in an actual or apparent conflict of interest, you must immediately disclose it to your manager or Human Resources.

Corporate Opportunities

Employees, officers and directors may not exploit for their own personal gain opportunities that are discovered through the use of Real information or their position unless the opportunity is disclosed fully in writing to Real's Board of Directors and the Board of Directors declines to pursue such opportunities.

Because Real is rapidly expanding into new lines of business and new areas of interest, Real will constantly redraw lines of acceptable activity. It is unlikely that you will find definitive answers to many of your questions regarding the boundaries of acceptable activity in published guidelines. It is therefore your responsibility to consult with your manager or Real counsel to determine whether your planned activity will compete with any of Real's actual or potential businesses. This should be done before you pursue any activity that might create a conflict of interest with Real.

Competing with Real

You must not compete with or assist others in competition with Real. You should review carefully the contract made with Real at the time of the employee's hiring which includes non-competition provisions. This means, among other things, that you must not own a competing business or assist any person outside of Real, including family or friends, in the development, design, or sale of products or services that compete or could compete with Real products or services or any other work performed by Real.

You may not in any circumstance use Real's name, property or resources for any non-Real business or purpose, such as in connection with outside activities such as a second job. You may not use Real's name or resources in volunteer activities unless those activities are sponsored by Real. Any use of Real's name or trademarks must be approved in advance in writing by the Legal Department.


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Fair Dealing

Each employee, officer and director of Real shall endeavor to deal fairly and in good faith with Real's customers, partners, vendors and others. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of material facts, fraudulent behavior or any other unfair-dealing practice. False or misleading statements and innuendoes about competitors, their products or their services are improper. Such conduct only invites disrespect from customers and complaints from competitors. You are responsible for ensuring that all comparisons to competitors and their products and services are substantiated, and that they are complete, accurate and not misleading whenever they are made. Certain countries prohibit comparative advertising. You should consult the Real Legal Department for additional advice on this subject.

Meeting with Competitors

In all contacts with competitors, you shall not discuss pricing policy, contract terms, costs, inventories, marketing and product plans, market surveys and studies, production plans and capabilities relating to areas in which we compete--and, of course, any other proprietary or confidential information.

Discussion of these subjects or collaboration on them with competitors can be illegal. If a competitor raises any of them, even lightly or with apparent innocence, you should object, stop the conversation immediately, and tell the competitor that under no circumstances will you discuss these matters. If necessary, you should leave the meeting.

In summary, disassociate yourself and Real from participation in any possibly illegal activity with competitors; confine your communication to what is clearly legal and proper. Finally, report immediately to Real counsel any incident involving a prohibited subject.

Confidentiality

Many employees have access to Real's data, plans, decisions, financial statistics, customer lists, marketing plans, business strategies, acquisition plans, software code, pending contract negotiations or any information which is not generally known to the public including confidential information of customers or of a company with which Real has a business relationship ("confidential information"). No employee may use confidential information for their own use or benefit, or release confidential information to any unauthorized person for their use or benefit. This includes disclosures to the family and friends of an employee. You must take the appropriate precautions to safeguard any confidential information under your control. These safeguards are summarized in the Information Security Guidelines, which you must read and observe. These can be found on the Legal Department page of the Real Intranet.

No Real confidential information may be disclosed outside of Real unless appropriate nondisclosure contracts are in effect. You should review carefully the contract made with Real at the time of your hiring which contains nondisclosure requirements.

Improper use or disclosure (even accidental disclosures) of confidential information relating to Real may subject Real and you to penalties relating to insider trading or to other severe financial losses and unfavorable consequences.

A competitor's confidential information must not be obtained in any manner that violates the law or the competitor's rights, and you may only obtain information about competitors and the markets in which Real operates only in an ethical and legal manner. If you believe that a


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competitor's confidential information has been improperly obtained, you must not accept it, and the matter must be reported to the Legal Department.

You must not receive confidential or restricted information (whether oral, visual or written) of another party until the terms of its use have been formally agreed to by Real and the other party in a written agreement approved by Real's counsel. Furthermore, unless otherwise delegated, an appropriate Real officer must approve the receipt of another's confidential or restricted information. Once another party's confidential or restricted information has been properly provided to a Real employee, it must not be used, copied, distributed or disclosed unless done so in accordance with the terms of the agreement.

You must also preserve the privacy of your colleagues and treat their personal information as confidential. Employees who have access to confidential information, whether physical, electronic, or otherwise, are responsible for the careful use, distribution, storage and disposal of such information.

Communications between an employee and either in-house or outside attorneys may be subject to Attorney-Client Privilege protecting the communication from disclosure in court. Generally these protected communications occur when an employee seeks and is given legal advice, or when an employee is asked to gather data for an attorney in order for the attorney to give legal advice to Real management. However, if the communication is described or transmitted to anyone else, those privileges can be lost allowing the information to be used against Real in litigation. It is very important to mark such information as Attorney-Client Privilege, and not to describe or transmit any privileged attorney communications without the attorney's advance approval.

Financial Statement Integrity and Company Records

As a public company, Real is required to follow strict accounting principles and standards, to report financial information accurately and completely, and to have appropriate internal controls and processes to ensure that accounting and financial reporting complies with law. The integrity of Real's financial records is critical to the operation of Real's business and is a key factor in maintaining confidence and trust of our employees, shareholders and other stakeholders. Real's finance and accounting officers and personnel have a special fiduciary responsibility to ensure finance and accounting practices support the full, fair, accurate, timely and understandable public disclosure of Real's financial results and condition. However, all employees contribute in some form to the generation of the financial records. As a result, all employees are responsible for complying with the provisions of this code of conduct.

Real shall devise and maintain a system of internal controls sufficient to provide reasonable assurances that all transactions are properly authorized, executed, recorded, classified and summarized in accordance with Real's accounting policies, which are designed to ensure compliance with U.S. Generally Accepted Accounting Principles and applicable laws and regulations. All employees shall act in good faith, responsibly, with due care, competence and diligence in the performance of their responsibilities related to this system of internal controls.

It is a violation of Real's policy to misrepresent Real's financial performance or otherwise knowingly compromise the integrity of the financial statements. No Real employee may enter information in Real's books or records that intentionally hides, misleads, or disguises the true nature of any financial or non-financial transaction or result. No Real employee may intentionally hide, mislead or disguise the true nature of any agreements or liabilities, potential or realized, when making representations to Real's financial staff. No Real employee may assist anyone in recording or reporting any information inaccurately or in a way that is misleading.


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In addition, each employee must retain, protect and dispose of company records in accordance with applicable Real's record retention policies. Documents containing any confidential information, financial or otherwise, must be disposed of using the confidential documents bins or by shredding.

It is expressly against Real policy to unduly or fraudulently influence, coerce, manipulate or mislead independent auditors, internal auditors or Finance personnel regarding financial statements, processes or internal controls.

Violations of laws associated with accounting and financial reporting can result in fines, penalties and imprisonment, and they can lead to a loss of public faith in a company. If you become aware of any action related to accounting or financial reporting that you believe may be improper, a report should be made immediately to Real management, counsel to Real, or by informing Real management using any of Real's other communications channels. Concerns may be reported anonymously by using the Ethicspoint online or toll-free telephone reporting systems. For additional information, please refer to the section of this Code of Business Conduct and Ethics entitled "Procedures for the Receipt, Retention and Treatment of Complaints Regarding Accounting, Internal Accounting Controls or Auditing Matters."

Customer Privacy

Real strongly supports the protection of its customers' private and individually identifiable information, and takes its privacy practices very seriously. Real considers it the responsibility of every Real employee to know and understand its privacy policies, practices and philosophies, and to implement them in an employee's individual work. All employees must read and comply with Real's website and product privacy policies found on our public website (www.real.com and www.real.com)

Communications with the Public

Real is committed to communicating all material information about Real to its investors, the financial community and the public on a timely and accurate basis. Information which affects the investment or voting decisions of the reasonable shareholder or that significantly changes the total mix of information in the marketplace about Real, will only be communicated to the public by Real's Chief Executive Officer, the President, the Senior Vice President, Marketing, the General Counsel, the Chief Financial Officer or designated public relations employees. This includes statements about financial performance, strategic plans, discussions of acquisitions or sales, major new contracts or company products, stock offerings or stock splits, litigation or changes in management. You must comply with the Real Policy on Corporate Disclosure and Communication with Financial Analysts, which is available on the Legal Department page of the Real Intranet.

If you receive inquiries from government officials or regulators, you must, unless otherwise required by law, refer them to the Legal Department immediately. Inquiries from reporters or the media must be referred to the Real public relations manager. Inquiries from financial analysts, investors or potential investors must be referred to the Investor Relations group, or the Chief Financial Officer.

This policy applies to comments any employee may post to an Internet message board, chat room or other public dissemination of data. Even if an employee intends for a comment to represent his or her personal viewpoint, once the employee is identified as associated with Real, the audience may interpret his or her comments as a statement by Real. The employee's comment may disclose


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confidential information or non-public materials, may be inaccurate or incomplete, and may even expose the employee to penalties under the SEC rules. For these reasons, any comments on message boards or similar public forums about any Real product, plan, business relationship or internal matters are prohibited.

Records

All employees are expected to maintain Real' records so that they adequately reflect transactions described and never mislead, misrepresent or conceal material facts.

Compliance with Law

In all business relationships, you must comply with domestic and foreign laws and regulations affecting Real's business, as well as specific Real policies or guidelines on these subjects. These laws include, but are not limited to, the Securities and Exchange Commission laws and regulations, the Antitrust laws, Fair Trade Practices Laws, Advertising Laws, Export Control and Import laws, International and Economic Boycott laws, the Foreign Corrupt Practices Act and Equal Employment Opportunity/Affirmative Action laws.

Government Relations and Contracts

Employees of Real who negotiate with government officials must abide by laws and regulations governing contact and dealings with government employees and public officials, and adhere to high ethical, moral and legal standards of business conduct. Real and its employees must strictly adhere to all terms and conditions of any contract with local, state, federal, foreign or other applicable governments and comply with all local, state, federal, foreign and other applicable laws, rules and regulations. Employees who have questions concerning government relations should contact the Legal Department.

Lobbying

Employees, agents or contractors whose work requires lobbying communication with any member or employee of a legislative body or with any government official or employee in the formulation of legislation must have prior written approval of such activity from Real's General Counsel. Activity covered by this policy includes meeting with legislators or members of their staffs or with senior executive branch officials. Preparation, research and other background activities that are done in support of lobbying communications are also covered by this policy even if the communication ultimately is not made.

Requests by Regulatory Authorities

Real and its employees, agents and contractors must fully cooperate with appropriate governmental inquiries and investigations. Any inquiry from a government representative should be immediately referred to the Real's General Counsel. No financial information may be disclosed by any employee without the prior approval of the Chief Financial Officer or the General Counsel.

Real will not retaliate against any employee, officer or Director of Real who provides information to the federal government or a supervisor or testifies about any matter that the individual reasonably believes constitutes a violation of federal securities laws or any provision of federal law relating to fraud against shareholders.

Insider Trading

You may on occasion find yourself in possession of material nonpublic information about Real business plans, acquisition plans, financial information, negotiation of contracts, new products or services or other information which could influence an investor in Real stock to decide to buy,


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sell, or hold stock. From time to time you may also have knowledge of material nonpublic information affecting a company other than Real, but which you learned about as an officer, director or employee of Real. This is called "insider information" and you must not buy, sell, or trade in a company's stock until this insider information becomes public. It is also unlawful and prohibited for you to disclose insider information to third parties (family members, friends, etc.) who then trade in the stock, or to recommend to others that they buy or sell the stock if your recommendation is based on insider information even if you do not actually disclose the insider information to others. Violations of laws against insider trading may result in civil and criminal penalties, including fines and jail sentences. Real will not tolerate the improper use of inside information.

It is your responsibility to become familiar and comply at all times with Real's Policy on Avoidance of Insider Trading and the Addendum to Policy on Avoidance of Insider Trading, both of which are available on the Legal Department page of the Real Intranet.

Restrictions on Trading

Certain categories of employees are required to obtain prior approval through a Real Compliance Officer (General Counsel or the Chief Financial Officer) before making any trades of Real stock in the public market. Those employees include:

Real Officers
Members of the Real Board of Directors
All Finance Department employees
All Legal Department employees
All Corporate Communications/PR Department employees
Employees who participate in the revenue review process and attend periodic revenue review meetings
Administrative Assistants to RN's VPs, SVPs, President and CEO

In addition, Real has established "Trading Windows" which restrict trading in Real securities by certain categories of employees to limited periods of time. These employees are allowed to trade Real stock only during a Trading Window. Trading Windows apply to Real officers, members of the Real Board of Directors, participants in the revenue review process, and other specific functions as determined by Real. Real may also institute special blackout periods that may apply to some or all Real employees from time to time in anticipation of certain types of material announcements. Specific information regarding employees' responsibilities as they relate to the trading of Real securities is included in Real's Policy on Avoidance of Insider Trading and the Addendum to Policy on Avoidance of Insider Trading. Employees may contact Real's Director of Corporate Compliance and Assistant Corporate Secretary with any questions regarding this Policy.

Contract Approvals

When entering business negotiations employees are, in effect, committing Real to perform under the terms and for the duration of that agreement. To assist employees in efficient business practices, the Legal Department has made template contracts available to employees on Sales Web or through the Legal Department Intranet site. It is Real's policy that any modification to these templates, or negotiation of a non-standard or third party contract must be approved in advance by the Legal Department. ONLY OFFICERS OF REAL AND THEIR DELEGATES WHO HAVE BEEN APPROVED IN WRITING HAVE THE AUTHORITY TO BIND REAL AND SIGN CONTRACTS REGARDLESS OF THE MONETARY VALUE OF THE CONTRACT. Each officer of Real has discretion to determine disciplinary action for violation of these policies, including immediate termination. More information


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regarding these policies and business contracts procedures is available on the
Legal Department "process" page of the Real Intranet.

Antitrust Laws

Real fully supports the letter and spirit of the U.S. Antitrust laws that protect the rights of businesses to compete vigorously for the benefit of consumers. Antitrust laws prohibit agreements between competitors on topics affecting trade, such as pricing, allocation of territories or customers, government bidding, and product developments and prohibit using improper methods to restrain or eliminate competition.

Certain antitrust laws govern a business's pricing practices. For this reason, all price lists and pricing practices approved by Real management must be strictly observed.

Violation of these laws may result in criminal prosecutions and money damages against the employees involved. Real may also be fined and barred from many business opportunities. Employees should review any questions or concerns with the Real General Counsel.

Political Contributions

No political contributions on behalf of Real or using Real funds may be made except with the approval of the Real CEO and General Counsel. This includes reimbursement for individual contributions or fundraising events. Similarly, Real's facilities, personnel and trademarks may not be used in any way in connection with political activity without the CEO's approval.

International Business Activities Policies

Real conducts significant international business and licensing activities and, through these activities, employees may have contact with foreign government officials. Any employee who travels to or transmits products or technology to foreign countries, or communicates with foreign officials and customers, must act in compliance with all applicable U.S. and foreign laws.

It is Real policy that all such activities be in full compliance with the U.S. Foreign Corrupt Practices Act ("FCPA"), as amended by the Organization for Economic Cooperation and Development Convention. The FCPA prohibits U.S. citizens, U.S. companies, majority-owned subsidiaries of U.S. companies, and foreign affiliates over which a U.S. company exercises control (and others) from paying or offering bribes to foreign officials in order to obtain or retain private or public business.

In addition, through these international activities, Real may receive requests from third parties to comply with or otherwise support foreign boycotts not sanctioned by the United States. It is Real policy to refuse these requests and to comply with all U.S. antiboycott laws.

There are also laws with which Real and its employees must comply in connection with the regulation of the import or export of certain products from or into the United States and other foreign countries. Export laws cover Internet and extranet transfers of technology in addition to physical product shipments, e-business and e-services activities, the provision of technical assistance abroad, and various other services and activities. Penalties for failure to comply with export laws and regulations are severe and can result in fines, loss of export privileges and imprisonment. Employees should consult with the Legal Department if they have questions on export-related issues.

Finally, Real requires that all its business activities comply with the local law of the foreign countries in which Real and its personnel engage in activities.


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If you conduct any business on behalf of Real or its subsidiaries with any company, person or government located outside the United States, you are required to review, know and abide by the International Business Activities Policies found in the Legal Department "topics" page of the Real Intranet, and the other laws applicable to your activities. If you are involved in foreign operations, you should contact the Legal Department for more information.

Protection of Real Intellectual Property and Other Assets

Real's business, technical information and trade secrets are extremely valuable and strategic assets of Real. You must protect these assets as well as Real's physical assets in a professional, ethical and legal manner. You should review the non-disclosure obligations you agreed to in your development, the non-disclosure and non-compete agreements you signed as part of your hiring package.

Real relies on many different resources and assets, including proprietary information and physical assets, to become and remain a successful company. Protecting our physical assets and proprietary information, including intellectual property, can mean the difference between success and failure in this highly competitive, global marketplace. Proprietary information is information or knowledge that Real has determined must not be disclosed to others, except as required by law or permitted by our policy, because the information could damage employees, partners or Real, or just as importantly because the information belongs to a third party and we have agreed to keep it private and confidential.

Whether the results of Real's employment relationship with each of its employees involve ideas, inventions, creative materials or competitively sensitive, confidential information they are valuable assets of Real. These assets are sometimes referred to as intellectual property and include such things as trade secrets, patent rights, copyrights, trademarks and confidential information.

Real depends on each employee's awareness of and continuous efforts to protect its intellectual property, confidential information and physical assets. The following are types of intellectual property that you may be involved with during the course of your employment with Real.

       "Trade Secret" means the whole or any portion or phase of any scientific, technical or business information that gives Real a business advantage and is secret (in the sense that it is not generally known to competitors of Real). Trade Secrets include without limitation the specialized information and technology that Real may develop or acquire with respect to program materials (including without limitation program and project ideas, source and object code, program listings, programming notes and documentation, flow-charts, and system and user documentation), system designs, operating processes, equipment designs, blue prints and product specifications.

       "Confidential Information" means any data or information, other than Trade Secrets, which has been discovered, developed or has otherwise become known to Real, that is material to Real and not generally known to the public. Confidential Information includes without limitation: (i) sales records, profits and performance reports, pricing manuals and lists, sales manuals and lists, training materials, selling and pricing procedures, and financing methods of Real; (ii) customer lists, special requirements of particular customers, and current and anticipated requirements of customers for the products of Real; (iii) specifications of any new products or lines of business under development or consideration; (iv) sources of supply of integrated components and


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       materials used for production, assembly, and packaging by Real, and quality, price, and usage of such components and materials; (v) business plans and Real financial statements and projections of Real; and (vi) contracts, proposed contract term, product plans, product features, and technology suppliers.

       "Patents" are grants given by the government for an invention that allows Real to control the making, using or selling of the invention for a period of time. Inventions owned by Real, which may be the result of your work for Real, could include such things as software programs, new products or new and improved streaming media processes. These rights are generally protected by registration and the exclusion of third party use without a license.

       "Copyrights" protect the way things look and the way things are written. Real, for example, has copyright protection in its advertisements, promotions, software programs, or other creative written materials. Copyright is protected largely by ensuring that we do not allow other persons to copy those documents or programs without first obtaining our consent.

       "Trademarks" are the brand names or logos that help customers identify Real's products and services and distinguish our products and services from those of our competitors. Real has guidelines for the proper use of Trademarks on our web site. Should you see a need for the registration of a new Trademark, or come across the improper use by a third party of a Real Trademark, please notify the Legal Department.

You must also respect other persons' intellectual property rights, not disclose the confidential information of others, make use of third party software without a license or use others' trademarks or copyright without necessary consents.

Because confidential information is extremely valuable, you must handle it wisely. You must not discuss it with family, friends or anyone else; you must not talk about it in public places; you must not fax it to unattended machines; you must not mail it electronically to general information broadcast codes and you must not tell others at Real unless they need to know for business purposes.

You are responsible for ensuring that proprietary information is protected from theft, unauthorized disclosure or inappropriate use. Employees who have any questions or concerns about its use or become aware of someone else violating its use should immediately contact the General Counsel.

Procedures for the Receipt, Retention and Treatment of Complaints Regarding Accounting, Internal Accounting Controls or Auditing Matters

The Audit Committee of the Board of Directors of Real has established procedures for the receipt, retention, and treatment of complaints received by Real employees regarding accounting, internal controls or auditing matters, and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Real has engaged Ethicspoint, Inc. to provide a reporting solution that will enable employees and third parties to anonymously submit complaints regarding accounting, internal controls or auditing matters related to Real. The Procedures for the Receipt, Retention and Treatment of Complaints Regarding Accounting, Internal Accounting Controls or Auditing Matters and a description of the Ethicspoint reporting solution can be found on the home page of the Real Intranet.


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Work Place Safety

Real is committed to providing a safe and healthy work environment for all of its employees in compliance with occupational health, safety and environmental laws. To accomplish this, Real and its employees must adhere to work practices that will prevent accidents, injuries and illnesses.

Safety and health issues are the responsibility of every employee of Real. All employees must maintain a preventative and cooperative attitude relating to safety issues. As a condition of employment, you must strictly abide by all safety-related policies, rules and procedures of Real. You must promptly (within 4 hours) report any accidents or unsafe conditions to your manager and immediately seek first aid for all injuries. All aisles, walkways, hallways, and working areas are to be kept clear of slipping/tripping hazards and employees are responsible for knowing the location of fire/safety exits and evacuation procedures.

Real strictly prohibits threatened or actual workplace violence. This includes the following types of behavior:

       Threatening, intimidating, coercive, abusive, harassing, or violent verbal, written, or physical behavior or the suggestion of such behavior, towards others, including co-workers, business affiliates, customers, suppliers, and visitors to Real premises/work sites.

       Possessing firearms, explosives or other weapons anywhere on Real property (including private vehicles on Real property) or while conducting Real business.

       Willfully destroying Real property or the property of others.

Real requires all employees to report threats or acts of violence to their manager or their HR Account Manager. No adverse action will be taken against anyone because of making such a report. If an investigation substantiates inappropriate conduct has occurred, Real will take appropriate corrective action, which may include immediate discipline, up to and including suspension and/or termination of employment. If you observe threatened or actual workplace violence, you may also seek personal help from an Employee Assistance Program counselor. You may also submit a confidential and anonymous report using the Ethicspoint online or toll-free telephone reporting system.

In situations posing an immediate threat to life and/or property (e.g., someone with a weapon), you should leave the area and call 911, then notify a HR Account Manager. In other cases, you should advise your manager or HR Account Manager of the situation.

In order to assure a safe and efficient workplace, Real prohibits any use of illegal drugs and the misuse of legal drugs or the misuse of alcohol while on Real's premises or business. This interferes with a safe, healthy and productive work environment, impedes individual job performance, and will not be tolerated. Any violation of this policy constitutes cause for immediate disciplinary action, up to and including termination of employment. Violations may also have legal consequences.

No employee will report for work or continue to work while impaired by any controlled substance, prescription or over the counter drug, or alcohol. Impairment will be determined strictly on an assessment of the employee's ability to perform his or her regular and other


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assigned duties efficiently and in a manner that is safe for the employee and other individuals in the workplace.

No employee may at any time, or at any site on which work for Real is performed, possess any controlled substance except for lawful prescribed medications. Real may report any illegal substances that are found on its premises to the appropriate law enforcement officials.

The unlawful manufacture, distribution, dispensing, possession, or use of a controlled substance, is prohibited in the workplace ("unlawful activity") both by law and as a matter of Real policy. For example, possession or use of alcohol by someone under 21 years of age is an unlawful activity. Any employee who engages in any such unlawful activity may be subject to immediate termination of employment.

The consumption of alcohol in moderate amounts by employees over 21 years of age is allowed at certain authorized Real functions and in conjunction with approved business entertainment functions. Notwithstanding the consumption of alcohol, employees are expected to act in a professionally appropriate manner at all times and to not become impaired. Free or reimbursed transportation home will be provided to any employee at one of these functions who is under the influence of alcohol and/or cannot safely operate a vehicle. It is the employee's responsibility to recognize that he or she should not be driving and to take advantage of this service.

As a condition of employment, you are required to notify your HR Account Manager if you are convicted for violating any criminal drug statute in the workplace. You must give written notice within 5 days of your conviction to Real, 2601 Elliott Avenue, Seattle, WA, 98121, Attn: Human Resources. Real may take appropriate disciplinary action, up to and including termination of employment.

Employees with substance abuse problems may obtain help through Real's Employee Assistance Program, by contacting Magellan Behavioral Health at 1-800-523-5668. Employees with substance abuse problems may request approval to take unpaid personal leave to participate in a rehabilitation or treatment program. Personal leave may be granted for this purpose if the employee agrees to abstain from use of the problem substance and to sign a "Return to Work" agreement acceptable to Real.

Leaving Real

If you leave Real for any reason, including retirement, all Real property, including documents and media which contain Real proprietary information must be returned to Real, and you may not disclose or use Real proprietary information, including Real confidential information. Also, Real's ownership of intellectual property created by you while employed by Real continues after you leave Real.

Amendments and Waivers

Any amendment or waiver of the "Ethics", "Conflicts of Interest", "Financial Statement Integrity and Company Records" or "Compliance with Law" sections of this Code of Business Conduct and Ethics applicable to Real's principal executive officer, principal financial officer, principal accounting officer or controller, or other persons performing similar functions may be approved only by the Board of Directors of Real.

Subject to the foregoing paragraph, any amendment or waiver of any provision of this Code of Business Conduct and Ethics applicable to any employee, officer or director may be approved


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only by Real's General Counsel or Deputy General Counsel, together with one of the following: Real's Chief Executive Officer, Chief Financial Officer or President.


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